AMENDMENT NO. 9

TO

STANDARD TERMS AND CONDITIONS OF TRUST

DATED AS OF APRIL 1, 1995

AND

EFFECTIVE APRIL 27, 1995

As Amended

FOR

SPDR® S&P MIDCAP 400 SM ETF TRUST

(“SPDR MIDCAP 400 TRUST”)

AND

ANY SUBSEQUENT AND SIMILAR

SERIES OF THE

SPDR MIDCAP 400 Trust

BETWEEN

PDR SERVICES LLC

AS SPONSOR

AND

THE BANK OF NEW YORK MELLON

(formerly, the Bank of New York)

AS TRUSTEE

DATED AS OF MARCH 4, 2024

This Amendment No. 9 (the “Amendment Agreement”) dated as of March 4, 2024 between PDR Services LLC, as sponsor (the “Sponsor”), and The Bank of New York Mellon, as trustee (the “Trustee”), amends the document entitled “STANDARD TERMS AND CONDITIONS OF TRUST DATED AS OF APRIL 1, 1995 AND EFFECTIVE APRIL 27, 1995 FOR SPDR® S&P MIDCAP 400 ETF TRUST (“SPDR MIDCAP 400 TRUST”) AND SUBSEQUENT AND SIMILAR SERIES OF SPDR MIDCAP 400 TRUST BETWEEN PDR SERVICES LLC, AS SPONSOR AND THE BANK OF NEW YORK MELLON AS TRUSTEE”, as amended (hereinafter referred to as “Standard Terms”).

WITNESSETH THAT:

WHEREAS, the parties hereto have entered into the Standard Terms to facilitate the creation of the SPDR MidCap 400 Trust; and

WHEREAS, the Sponsor and Trustee have entered into eight prior amendments to the Standard Terms, dated as of December 29, 1995, September 1, 1997, January 1, 1999, January 26, 2006, February 1, 2009, January 1, 2010, August 22, 2017 and December 19, 2019; and

WHEREAS, the U.S. Securities and Exchange Commission (“SEC”) adopted amended Rule 15c6-1(a) to shorten by one business day the standard settlement cycle for most broker-dealer securities transactions (such shortened settlement cycle, the “T+1 Settlement Cycle”); and

WHEREAS, the parties hereto desire to amend the Standard Terms as more fully set forth below; and

NOW THEREFORE, in consideration of the promises and of the mutual agreements contained herein, the Sponsor and the Trustee agree as follows:

1. Effective May 28, 2024 or such other date established by the SEC as the compliance date for the T+1 Shortened Settlement Cycle pursuant to Rule 15c6-1(a) (the “Settlement Cycle Change Date”), the following definition of “Regular Way” shall be amended to read as follows:

Delivery of Securities or Trust Units by a “regular way” settlement date shall occur not later than the first Business Day following the Business Day on which an order or Submission is deemed received by the Trustee or on such other day necessary to comply with Rule 15c6-1(a) under the Securities and Exchange Act of 1934, as amended, as in effect from time to time.

2. Effective on the Settlement Cycle Change Date, the third sentence of the ninth paragraph of Section 3.04, “Certain Deductions and Distributions,” is amended to read in its entirety as follows:

Beneficial Owners as reflected on the records of the Depository and the DTC Participants on the Ex-Dividend Date (the “Record Date”) will be entitled to receive an amount, if any, representing dividends accumulated on the Securities through such Ex-Dividend Date, net of fees and expenses, accrued daily for such period.

3. Effective March 4, 2024, the first and second paragraphs of Section 5.02, “Redemption of Creation Units,” is amended to substitute “Distributor and Trustee” for “Trustee” in each place the latter appears.

4. Effective March 4, 2024, the third sentence in the second paragraph of Section 5.02, “Redemption of Creation Units,” is deleted.

5. Effective on the Settlement Cycle Change Date, the fourth paragraph of Section 5.02, “Redemption of Creation Units,” is amended to substitute “first (1st)” for “second (2nd)” in each place the latter appears.

6. Pursuant to Section 10.01 of the Standard Terms, both parties to this Amendment Agreement hereby agree that paragraphs (1) through (5) of this Amendment Agreement are in regard to matters as will not adversely affect the interest of Beneficial Owners in compliance with the provisions of Section 10.01(a) thereof.

7. Pursuant to the second paragraph of Section 10.01 of the Standard Terms, the Trustee agrees that it shall promptly furnish each DTC Participant with sufficient copies of a written notice of the substance of this Amendment Agreement for transmittal by each such DTC Participant to Beneficial Owners of the Trust.

8. Except as amended hereby, the Standard Terms and any and all amendments thereto, now in effect are in all respects ratified and confirmed hereby and this Amendment Agreement and all of its provisions shall be deemed to be a part of the Standard Terms.

9. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Standard Terms.

10. This Amendment Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

PDR SERVICES LLC, as Sponsor

By:	/s/ Douglas Yones
Name: Douglas Yones
Title: Head of Exchange Traded Products

ATTEST:	/s/ Amy Mauro
TITLE:	Notary Public

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Nicole Fouron
Name: Nicole Fouron
Title: Managing Director

ATTEST:	/s/ JulieAnn Mosco
TITLE:	Notary Public

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On this 4th day of March in the year 2024, before me personally appeared Douglas Yones, to me known, who, being by me duly sworn, did depose and say that he is the Head of Exchange Traded Products of PDR Services LLC, the limited liability company described in and which executed the above instrument; and that he signed his name thereto by like authority.

/s/ Amy Mauro
Notary Public

(Notarial Seal)

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On this 4th day of March in the year 2024, before me personally appeared Nicole Fouron, to me known, who, being by me duly sworn, did depose and say that she is Managing Director of The Bank of New York Mellon, the bank and trust company described in and which executed the above instrument; and that she signed her name thereto by authority of the board of directors of said bank and trust company.

/s/ JulieAnn Mosco
Notary Public

(Notarial Seal)